Exhibit 6.2

DIRECTOR FEE CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 26th day of September, 2001 by and between The Lyons National Bank, a Bank organized and existing under the laws of the United States, (hereinafter referred to as the, “Bank”), and David J. Breen, Jr., a member of the Board of Directors of the Bank (hereinafter referred to as the “Director”).

WITNESSETH:

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the, “Board”) that the Director’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity;

WHEREAS, the Director’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Director’s continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Director so as to reasonably assure the Director’s remaining in the Bank’s employment during the Director’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Director’s services be retained as herein provided;

WHEREAS, the Director is willing to continue in the service of the Bank provided the Bank agrees to pay the Director’s or the Director’s beneficiary(ies) certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Director to enter into this agreement under which the Bank will agree to make certain payments to the Director at retirement or the Director’s beneficiary(ies) in the event of the Director’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.             SERVICE

The Director will continue to serve the Bank in such capacity and with such duties and responsibilities as may be assigned, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

II.            FRINGE BENEFITS

The fee continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not part of any fee reduction plan or an arrangement deferring a bonus or a fee increase. The Director has no option to take any current payment or bonus in lieu of these fee continuation benefits except as set forth hereinafter.

III.          ELIGIBILITY

Director must be elected to Board. Upon the election to the Board of Directors, the Director begins eligible service.

IV.          RETIREMENT DATE, NORMAL RETIREMENT AGE, AND EARLY RETIREMENT

A.           Retirement Date:

If the Director continuously serves the Bank, the Director shall retire from active service with the Bank on the December 31st nearest the Director’s seventieth (70th) birthday, unless by action of the Board of Directors this period of active service shall be shortened or extended.

B.            Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age seventy (70).

C.           Early Retirement:

The Director may retire early provided the Director has attained age sixty (60), has completed ten (10) full years of service on the Board of the Bank from the date of first service, and has completed five (5) full years of service on the Board of the Bank from the Effective Date of this Agreement unless waived by the Board of the Bank. Upon early retirement, the Director shall receive the benefits set forth in Paragraph V commencing as set forth in Paragraph V, and, if the Director chooses Option A in Paragraph V, the benefit shall be based upon the Director’s average final three (3) years fees at the early retirement and the vesting schedule set forth in Paragraph VIII.

RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

Upon eligibility to participate in the Plan, the Director will choose either option A or B.

A.           Upon said retirement, the Bank, commencing with the first day of the month following the date of such retirement, shall pay the Director an annual benefit equal to seventy-five percent (75%) of average final three (3) years fees. Said amount shall be paid for a period of five (5) years, provided that if less than five (5) such annual payments have been made prior to the death of the Director, the Bank shall either, at the discretion of the Bank, continue such annual payments to the individual or individuals the Director may have designated in writing and filed with the Bank until the full number of five (5) payments have been made, or make the total amount of said payments due in a lump sum reduced to present value as set forth in Subparagraph XIII (K) to said beneficiary(ies). In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Director. Provided, however, in the event of suicide, no death benefit shall be payable hereunder if the Director dies on or before the 12th day of September, 2003. OR

B.           May choose to take if insurable a Nursing Home and Professional Home Care policy providing $200 per day, five percent (5%) inflation rider, six (6) year benefit and 90 day elimination period (or similar policy of this type).

VI.          DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Director should die while actively serving the Bank at any time after the date of this Agreement but prior to the Director attaining the age of seventy (70) years and the Director chooses option A above, the Bank will pay an annual benefit equal to seventy-five percent (75%) of average final three (3) years’ fees for a period of five (5) years to said beneficiary(ies). If the Director chooses option B under Paragraph V hereinabove the nursing home and professional home care policy shall cease. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Director. Provided, however, in the event of suicide, no death benefit shall be payable hereunder if the Director dies on or before the 12th day of September, 2003.

VII.         BENEFIT ACCOUNTING

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

VIII.        VESTING

The Director shall be vested in the benefits provided in this Agreement as follows that corresponds to the number of full years the Director has served the Bank from the date of first service on the Board of the Bank.

Vesting
Years of Service	(to a maximum of 100%

0 – 9	0%
10 or more	100%

IX.          OTHER TERMINATION OF SERVICE

Subject to Subparagraph IX (i) herein, in the event that the service of the Director shall terminate prior to retirement from active service, as provided in Paragraph IV, by the Director’s voluntary or involuntary action (other than “for cause”), then this Agreement shall terminate upon the date of such termination of service and the Bank shall pay to the Director, if Option A were selected in Paragraph V, an amount of money equal to the accrued balance of Director’s liability reserve account multiplied by Director’s cumulative vested percentage as set forth in Paragraph VIII hereinabove, said payments to begin, at the sole discretion of the Bank, thirty (30) days following the date of the termination of service, or at the Director’s Retirement Date (Paragraph IV). This severance compensation shall be paid in ten (10) equal annual installments with interest equal to the average Federal Funds rate for the prior twelve (12) months as reported in the Federal Reserve Bulletin #H-25, or such replacement document, as of the date of termination. If, however, the Director chooses Option B in Paragraph V, then the nursing home and professional home care policy shall continue to exist only if the director has served ten (10) or more full years on the Board of Directors from the date of first service. Otherwise, said nursing home and professional home care policy premiums shall no longer be the responsibility of the Bank.

Subject to Subparagraph IX (i) herein, in the event that the service of the Director shall terminate prior to retirement from active employment, as provided in Paragraph III, by the Director’s discharge “for cause”, then this Agreement shall terminate upon the date of such termination of service and all benefits shall be forfeited.

Discharge for Cause: Should the Director be discharged for cause at any time, all benefits under this Agreement shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

In the event the Director’s death should occur after such termination but prior to the Director receiving the amounts due hereunder, the Bank shall either, at the discretion of the Bank, continue such annual payments to the individual or individuals the Director may have designated in writing and filed with the Bank until the full number of ten (10) payments have been made, or make the total amount of said payments due in a lump sum reduced to present value as set forth in Subparagraph XIII (K) to said beneficiary(ies). In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall, begin the first day of the second month following the decease of the Director. Provided, however, in the event of suicide, no death benefit shall be payable hereunder if the Director dies on or before the 12th day of September, 2003.

X.           DEFERRAL BENEFITS

A.           Deferral Election:

Any Director wishing to defer any portion or all of the Director’s fees may elect to defer up to one hundred percent (100%) of said fees. The Director will make the election to defer by filing with the Bank a written statement setting forth the amount of the deferrals. This statement must be filed prior to having earned the deferred income.

B.           Deferred Compensation Account:

The Bank shall establish a Deferred Compensation Account in the name of the Director and credit that account with the deferrals. The Bank shall also credit interest to the Deferred Compensation Account balance on December 31st of each year. The interest rate credited shall be the Bank’s highest certificate of deposit rate for each Plan Year [Subparagraph XIII (M)].

C.            Retirement, Termination of Service or Death:

Upon the Director’s Retirement Date or Termination of Service from the Board, the balance of the Director’s Deferred Compensation Account shall be payable in five (5) annual installments, payable to the Director beginning January 1st of the year after termination. Should the Director die while there is a balance in the Director’s Deferred Compensation Account, such balance shall be paid in a lump sum to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary, any such amounts shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payment due hereunder shall be on the first day of the second month following the decease of the Director.

CHANGE OF CONTROL

In the event there is change in control as described in Subparagraph XI (A) herein below, and if the Director’s service shall terminate, or the Director’s fee or position shall decrease, subsequent to said conversion and change of control then the Director shall immediately receive the value of the Director’s accrued liability account. The Director shall be one hundred percent (100%) vested in said benefits, and said benefits shall begin without regard to the Director’s Retirement Date (Paragraph IV).

(A)          For purposes of this Agreement, a Change of Control shall mean:

1.            The acquisition by any one or more individuals, entities or groups (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Holding Company (the then outstanding shares of common stock of the Holding Company (the “Outstanding Holding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Holding Company entitled to vote generally in the election of directors (the “Outstanding Holding Company Voting Securities”).

Irrespective of the foregoing, however, any transfer made as the result of the death of a shareholder whereby said shares pass to a beneficiary as designated under the shareholder’s duly probated Last Will and Testament, or as a result of intestacy should the deceased shareholder not have a duly probated Last Will and Testament, or by joint tenancy should the shares be owned by the deceased shareholder jointly with a spouse, or deceased shareholder’s issue, shall not be deemed to be a transfer for purposes of determining a change of control as set forth in this section. In addition, any transfer made by a shareholder which has been consented to by the Executive within thirty (30) days of said transfer, or which occurred more than three (3) years previously, shall be excluded from any computation of Change of Control under the provisions of this section. Any such transfer by death or approved transfer by Executive is hereinafter referred to as an “Exempt Transfer”; or

2.             Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Holding Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms as used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

3.            Approval by the shareholders of the Holding Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 65% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Holding Company Common Stock and the Outstanding Holding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Holding Company Common Stock and Outstanding Holding Company Voting Securities, as the case may be (excepting the exempt transfers noted in (1) above, (ii) no Person (excluding the Holding Company, any employee benefit plan (or related trust) of the Holding Company, or such corporation resulting from such reorganization, merger or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35% or more of the Outstanding Holding Company Common Stock or Outstanding Holding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidations; or

4.            Approval by the shareholders of the Holding Company of (i) a complete liquidation or dissolution of the Holding Company or (ii) the sale or other disposition of all or substantially all of the assets of the Holding Company, other than to a corporation, with respect to which following such sale or other disposition, (a) more than 65% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors in then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Holding Company Common Stock and the Outstanding Holding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Holding Company Common Stock and the Outstanding Holding Company Voting Securities, as the case may be, (b) no Person (excluding the Holding Company and any employee benefit plan (or related trust) of the Holding Company, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Outstanding Holding Company Common Stock or the Outstanding Holding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, of the then outstanding voting shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Holding Company; or

5.            The issuance or transfer of sufficient shares of stock, or a merger, reorganization or consolidation, which results in (i) more than 50% of the then outstanding shares of common stock of the Company, or (ii) securities having more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, being owned by other than the Holding Company or persons who owned securities having more that 65% of the combined voting power of the outstanding voting securities of the Holding Company entitled to vote generally in the election of directors of the Holding Company prior to the transaction (but expressly excluding Exempt Transfers as set forth in subparagraph (1) herein.

XII.         RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Directors, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XIII.       MISCELLANEOUS

A.           Alienability and Assignment Prohibition:

Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.            Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.           Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.            Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.            Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.           Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of New York.

H.           12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.             Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.             Continuation as Director:

Neither this Agreement nor the payments of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

K.           Present Value:

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate: The discount rate as used in the calculations for the Director plan.

L.            Effective Date:

The Effective Date of the Plan shall be September 12, 2001.

M.           Plan Year:

Any reference to the “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term the “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

XIV.       ERISA PROVISION

A.           Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be The Lyons National Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.            Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director for “cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XV.         TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this. Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Paragraph XI), this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth herein above and that, upon execution, each has received a conforming copy.

THE LYONS NATIONAL BANK,
Lyons, New York

By:
Robert A. Schick, President/CEO

EXECUTIVE:

SCHEDULE TO EXHIBIT 6.2

FORM OF DIRECTOR FEE CONTINUATION AGREEMENT

BY AND AMONG THE LYONS NATIONAL BANK AND

NON-EMPLOYEE DIRECTORS

The Director Fee Continuation Agreement filed as Exhibit 6.2 is substantially identical in all material respects to the Director Fee Continuation Agreements entered into by the Lyons National Bank and the following additional non-employee directors:

David J. Breen, Jr.

Joseph Fragnoli

Dale Hemminger

James Homburger